DEMAND PROMISSORY NOTE

$1,000,000.00                                        June 28, 1996


     For money hereafter borrowed and value received, ATLANTA PROVISION COMPANY, INC., a Georgia corporation ("Payor"), promises to pay on demand, to the order of The Diana Corporation, a Delaware corporation ("Payee"), the principal sum of One Million and 00/100 ($1,000,000.00) Dollars, or if less, the aggregate unpaid principal amount as may be borrowed by Payor from Payee from time to time hereafter with Payee's consent, as evidenced by the advance of funds by Payee, and to pay interest from the date hereof until repayment of the principal amount outstanding at the prime rate plus 2 percent, per anum. Interest shall be payable on the last day of each month and computed on the basis of a 360-day year.

     Should the interest not be so paid it shall, at the option of the Payee, become a part of the principal and thereafter bear like interest as the principal. In such event and at the option of Payee, all amounts due shall bear interest at the prime rate plus four (4 percent) percent per anum computed on the basis of a 360-day year. "Prime Rate" shall mean the highest "prime rate" of interest quoted, from time to time, by The Wall Street Journal, as the base rate on corporate loans at large United States money center commercial banks. In the event of payment by Payor to Payee of less than the total amount of the loan outstanding, including principal, interest, and costs of collection, Payee shall have the option of applying said payment to the outstanding amount in the manner Payee, in its sole discretion, deems fit. In the event of default, the holder of the note shall be entitled to receive from Payor all of its costs of collection, both before and after payment, including, without limitation, all attorneys fees.

     This note shall become immediately due and payable with interest computed to date in the event of insolvency of, general assignment by, petition in bankruptcy by or against Payor.

     All payments of principal and interest hereunder shall be made in lawful money of the United States of America in immediately available funds transmitted via wire transfer to Nations Bank, ABA Number 061-0000-52, for the account of The Diana Corporation, Account Number 01-080-24-069, or at such other address as the Payee may from time to time designate by notice to Payor. Full or partial pre-payment of this note is permitted at any time without penalty.

     Payor hereby waives all notices except any expressly provided for herein (including initial demand for payment of principal), other demands for payments, notice of non-payment, presentation, notice of dishonor, protest or notice of protest. This note shall be governed by and construed in accordance with the laws of the State of Wisconsin.

     IN WITNESS WHEREOF, Payor has caused this note to be executed this 28th day of June, 1996.

ATTEST                        PAYOR

                              ATLANTA PROVISION COMPANY, INC.


/s/ Jeanne M. Saunders        /s/ R. Scott Miswald, Secretary